[LOGO OF ROOMLINX]


FINAL - FOR RELEASE

                                                   For More Information Contact:


                                                     Public & Investor Relations
                                                          Thomas J. Rozycki, Jr.
                                                          Cubitt Jacobs & Prosek
                                                               212-279-3115 x208
                                                                  tom@cjpcom.com


                        ROOMLINX ANNOUNCES REALIGNMENT OF
                             SENIOR MANAGEMENT TEAM

            Company to Relocate Its Headquarters to Denver, Colorado

Hackensack, New Jersey (November 2 , 2005) -RoomLinX, Inc. (OTCBB: RMLX.OB), a leading provider of wireless high-speed network solutions to the hospitality industry, today announced that it has appointed Michael S. Wasik as Chief Executive Officer, effective immediately. Outgoing CEO Aaron Dobrinsky will remain an executive member of the board of directors, and will continue to work with Wasik on executing RoomLinx's business strategy.

Wasik joined the RoomLinX Executive Management team in August of 2005 after completing the merger of his company, SuiteSpeed, a wireless Internet provider within the hospitality market, with RoomLinX. At SuiteSpeed, Wasik was responsible for defining technology architecture, market direction, and the overall vision for that WiFi company. SuiteSpeed's customer brands include Renaissance by Marriott, Marriott Courtyard, Holiday Inn, Best Western, Radisson, Embassy Suites, Days Inn, TownePlace Suites by Marriott, and Hampton Inn & Suites, as well as many boutique hotels.

"Since Mike Wasik joined the executive management team at RoomLinX, we have been consistently impressed with his vision and ability to lead," said Peter Bordes, chairman of RoomLinX's board of directors. "He has a clear vision for the future of the Company which the board fully supports."

Wasik is also the founder and chairman of the board of TRG Inc., an IT consulting company. Having launched TRG in late 1997 with no outside funding, Wasik has been responsible for the overall sales and marketing effort, and has defined TRG's overall vision. Under his leadership, the company achieved average growth of 300% per year over the first four years with positive EBITDA. Since starting TRG, Wasik has expanded the company's billable resources from 6 consultants in 1997 to 60 consultants in 2000, serving Fortune 500 corporations across the U.S. Wasik has managed over 60 people in 4 offices throughout the United States, and has been nominated for the 2005 Ernst & Young Entrepreneur of the Year award.

"Since the merger of RoomLinX and SuiteSpeed earlier this year, I have worked diligently to identify opportunities and synergies within the organization which would help move the Company toward profitability," said Wasik. "With the support of Aaron and the rest of the board, I believe that we can execute on a strategy that is aimed at increasing revenue and growing the bottom line. We expect to move forward with the acquisition of DISC Wireless, and are actively seeking other opportunities to expand our reach and increase our bottom line within our existing customer base."

The Company also announced that Chief Financial Officer, Frank Elenio would be leaving the Company and its board to pursue other professional interests. A search for a new CFO has been initiated, and Elenio will serve as a financial consultant to the Company until his replacement is hired.

"Frank has been an integral part of RoomLinX`s executive management team and has built a strong platform of financial reporting and controls," said Wasik. "We are grateful for his contributions, and wish him success in his future endeavors."

RoomLinX also announced that it would be moving its corporate headquarters from Hackensack, New Jersey to Denver, Colorado. The Company will maintain an office in New Jersey to ensure continuity of service to its customers on the East Coast.


About RoomLinX, Inc.

RoomLinX is a pioneer in Broadband High Speed Wireless Internet connectivity, specializing in providing the most advanced WI-FI Wireless and Wired networking solutions for High Speed Internet access to Hotel Guests, Convention Center Exhibitors, Corporate Apartments, and Special Event participants. Designing, deploying and servicing site-specific wireless networks for the hospitality industry is RoomLinX's core competency.

                                      # # #

The statements contained in this press release of RoomLinX, Inc. (the "Company") that are not based on historical fact (including the statements regarding future profitable operations, future revenue growth and the proposed DISC Wireless acquisition) are "forward-looking statements". Such forward-looking statements involve risks and uncertainties, including but not limited to: (i) the Company's history of unprofitable operations, both with respect to its core business and the business previously performed by Arc Communications, (ii) the significant operating losses that the Company has incurred to date, (iii) the Company's lack of liquidity and need for additional capital which it may not be able to obtain on favorable terms or at all, (iv) the "going concern" qualifications that accompanies the Company's financial statements, which, among other things, may make it more difficult for the Company to raise the additional capital that it requires in order to remain in business, (v) the fact that the Company has been required to operate with a working capital deficit, which limits its operating flexibility and opportunities, (vi) the substantially greater resources available to many of the Company's competitors, (vii) the Company's expectation that it will continue to operate at a loss for the foreseeable future, (viii) the fact that the Company's lack of capital substantially restricts its flexibility and opportunity to increase its revenues, (ix) the importance to the Company that its offerings remain technologically advanced if the Company is to attract new customers and maintain existing customers, (x) the Company's dependence on certain key employees and key suppliers, (xi) risks associated with potential intellectual property claims and (xii) the impact on the Company's business and industry of general economic conditions and regulatory developments. Such risks and others are and shall be more fully described in the "Risk Factors" set forth in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.